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                                 EXHIBIT 10(d)
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                                EDO CORPORATION
                         1983 LONG-TERM INCENTIVE PLAN

1. Purpose.

The purpose of the 1983 Long-Term Incentive Plan (the "Plan") of EDO Corporation (the "Corporation") is to advance the interests of the Corporation and its shareholders by providing key employees of the Corporation and its Subsidiaries, upon whose judgment, initiative and efforts the successful conduct of the Corporation's business largely depends, with an additional incentive to continue their efforts on behalf of the Corporation, as well as to attract to the Corporation people of experience and ability.

2. Definitions.

(a) "Applicable Percentage" means a percentage, ranging from 0'% to 200%, of the value (whether expressed in terms of Fair Market Value of the Common Shares or otherwise) of a Performance Unit.

(b) "Award" means an award of Restricted Shares and/or Performance Units granted under the provisions of the Plan.

(c) "Board of Directors" means the Board of Directors of the Corporation.

(d) "Change in Control" means an occurrence in which (i) a "person," including a "group," other than the Corporation's Employee Stock Ownership Trust, becomes a "beneficial owner," directly or indirectly, of securities of the Corporation having 25% or more of the total number of votes which may be cast for directors of the Corporation (as the terms "person," "group" and "beneficial owner" are used in Sections 13(d) (3) and 14(d) (2) of the Securities Exchange Act of
1934) (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved at the time by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) the shareholders of the Corporation shall approve any merger or other business combination, sale of assets or combination of the foregoing transactions; or
(iv) a tender offer is commenced for at least 25% of the outstanding shares of the Corporation's common stock.

(e) "Committee" means the Audit and Compensation Committee of the Corporation.

(f) "Common Shares" means the common shares of the Corporation, par value $1.00 per share.

(g) "Date of Grant" means the date on which an Award is granted by the Committee.

(h) "Discharge for Cause" means the termination of employment of an employee for (i) providing the Corporation with materially false reports concerning his business interests or employment related activities, (ii) making materially false representations relied upon by the Corporation in furnishing information to shareholders, a stock exchange or the Securities and Exchange Commission,
(iii) maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Corporation, (iv) misconduct causing a serious violation by the Corporation of state or federal laws, (v) theft of Corporation funds or corporate assets, or (vi) conviction of a crime (excluding traffic violations or similar misdemeanors).

(i) "Fair Market Value" on any date is the mean of the high and low sale prices of the Common Shares on the American Stock Exchange composite tape on such date or if there is no sale on such date. then the mean of such high and low sale prices on the last previous date on which a sale is reported.

(j) "Participant" means an employee of the Corporation or any of its Subsidiary chosen by the Committee to participate in the Plan.

(k) "Performance Period" shall have the meaning specified in Section 8.2.

(I) "Performance Target" means a financial target upon whose attainment the valuation of the Performance Units is dependent, which may include measures such as growth in corporate or divisional earnings or any other financial measure(s) selected by the Committee.

(m) "Performance Threshold" means a minimum Performance Target which must be met before any value is accrued to a Performance Unit.

(n) "Performance Unit" means the right to receive an amount of cash based upon the terms and subject to the restrictions set forth in Section 8. Performance Units are not Common Shares.

(o) "Restricted Shares" means the Common Shares awarded upon the terms and subject to the restrictions set forth in Section 7.

(p) "Restriction Period" shall have the meaning specified in Section 7.2.

(q) "Share Restrictions" shall have the meaning specified in Section 7.2.

(r) "Subsidiary" means any corporation of which the majority of the outstanding voting stock is owned, directly or indirectly, by the Corporation.

3. Effective Date of the Plan.

The effective date of the Plan is January 1, 1983. The Plan will become effective as of that date upon the approval of the Corporation's Board of Directors, provided that the Plan receives the approval, within twelve months of its approval by the Board of Directors, of the holders of a majority of the Common Shares of the Corporation. If such approval is not forthcoming, the Plan and all Awards granted under it shall become null and void.

4. Administration.

The Plan shall be administered by the Committee, which shall consist of three or more directors, none of whom shall be eligible to receive any Awards under the Plan. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

5. Common Shares and Performance Units Subject to the Plan.

Subject to adjustment as provided in Section 11, the maximum number of Common Shares which may be issued under the Plan is 75,000 Common Shares and the maximum number of Performance Units which may be awarded under the Plan is 75,000 units. In no event will any Participant be awarded during the term of the Plan more than 20% of the maximum number of Common Shares or Performance Units available under the Plan. The Common Shares issued under the Plan may be either authorized and unissued Common Shares or Common Shares previously issued and reacquired by the Corporation. Any Restricted Shares awarded and later forfeited and any Performance Units awarded and to which no value has accrued at the end of the Performance Period relating to such Award are again subject to award under the Plan.

6. Eligibility.

The Committee will from time to time in its absolute discretion, subject to the approval of the Board of Directors, grant Restricted Share and Performance Unit Awards to those key employees of the Corporation and its subsidiaries whom it identifies as having significant responsibility for the long-term growth of the Corporation. Members of the Board of Directors who are not employees or officers of the Corporation shall not be eligible to receive Awards under the Plan.

7. Restricted Share Awards.

7.1 Grant of Restricted Share Awards.

The Committee will determine for each Participant the number of Common Shares to be covered by each Restricted Share Award.

7.2. Restrictions.

Common Shares issued to a Participant as a Restricted Share Award will be subject to the following restrictions ("Share Restrictions"):

(a) Except as set forth in Sections 7.4 and 7.5, all of the Restricted Shares subject to an Award will be forfeited and returned to the Corporation and all rights of the Participant to such Restricted Shares will terminate without any payment of consideration by the Corporation, unless the Participant remains in the continuous employment of the Corporation or a Subsidiary for a period of time determined by the Committee but in no event less than one year from the Date of Grant ("Restriction Period").

(b) During the Restriction Period relating to an Award, none of the Restricted Shares subject to such Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.

7.3 Rights As a Shareholder.

Except as set forth in Section 7.2(b), the recipient of a Restricted Share Award will have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive all dividends or other distributions made with respect to the Restricted Shares.

7.4 Lapse of Restrictions at Termination of Employment.

In the event of the termination of employment of a Participant during the Restriction Period by reason of death, total and permanent disability, retirement, or discharge from employment other than a Discharge for Cause, the Committee may, at its discretion, remove Share Restrictions on a pro rata portion of the Restricted Shares subject to an Award. In any such case Share Restrictions will lapse on the date of such termination on the fraction of the total number of shares of Restricted Shares subject to such Award equal to:

(i) the number of full calendar months between the Date of Grant of such Award and the date of termination of employment, divided by

(ii) the total number of months in the Restriction Period.

Restricted Shares to which the Share Restrictions have not so lapsed will be forfeited and returned to the Corporation as provided in Section 7.2(a).

7.5 Lapse of Restrictions at Discretion of the Committee.

The Committee may shorten the Restriction Period or remove any or all Share Restrictions if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the Participant.

7.6 Listing and Registration of Shares.

The Corporation may, in its discretion, postpone the issuance and/or delivery of Restricted Shares until completion of stock exchange listing, or registration, or other qualification of such Restricted Shares under any law, rule or regulation.

8. Performance Unit Awards.

8.1 Grant of Performance Units.

The Committee may grant Performance Units in connection with grants of Restricted Shares or separately. No fund will be set aside by the Corporation for the payment of Performance Units; rather, the Corporation will maintain a separate written account for each Participant and will record in each account the number of Performance Units awarded to the Participant.

8.2 Performance Period.

The Committee will determine, with respect to each Performance Unit awarded, the period of time during which the attainment of the Performance Target pertaining to such Performance Unit will be measured (the "Performance Period"). Such Performance Period shall be at least one year in duration and shall correspond with the periods used by the Corporation for financial reporting purposes.

8.3 Valuation of Performance Units.

At the Date of Grant, the Committee shall establish for each Performance Unit Award (i) the Performance Threshold, (ii) the Performance Target and (iii) the Applicable Percentage. As soon as practicable after the expiration of the Performance Period as the financial statements of the Corporation for such period are available in final form, the Committee will determine the value of each Award. The value of a Performance Unit will equal (i) the Applicable Percentage times (ii) the Fair Market Value of the Shares on the last day of the Performance Period or such other measure of value selected by the Committee. In the event that Fair Market Value is the measure used to value Performance Units, the value of any Performance Unit at the end of a Performance Period may not exceed three times the Fair Market Value of the Stock on the Date of Grant. In the event that the Performance Threshold in respect to an Award is not met, no payment will be made to Participant with respect to such Award.

8.4 Payment on Termination of Employment.

Performance Units will have no value if the Participant is not an employee of the Corporation at the end of the Performance Period for which the Performance Unit was granted, provided however, that in the event of termination of employment by reason of death, total and permanent disability, retirement, or discharge from employment other than a Discharge for Cause, the Committee may, in its discretion, accrue value to a pro rata portion of the Performance Units subject to an Award. The fraction of such Performance Units with respect to which value has accrued will equal:

(i) the number of full calendar months between the I )ate of Grant of the award and the date of termination of employment, divided by

(ii) the total number of months in the Performance Period.

8.5 Payment at Discretion of the Committee.

The Committee may shorten the Performance Period or declare any Performance Unit immediately payable if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the Participant holding such Performance Unit.

8.6 Payment of Performance Units.

Payment of the value of Performance Units will be made as soon as practical after valuation. Payments will be made in cash.

8.7 Assignment.

No Performance Unit may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by any Participant.

9. Award Agreements.

Each Restricted Share and/or Performance Unit Award will be evidenced by a written agreement, in form satisfactory to the Committee, executed by the Participant and the Corporation, which describes the conditions for receiving the Award including, if appropriate, Share Restrictions, applicable Restriction or Performance Periods, the Performance Threshold, the Performance Target, the Applicable Percentage, and any other terms and conditions as may be required by the Committee or applicable securities law.

10. Designation of Beneficiary.

A participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Restricted Shares or payment of Performance Units to which he or she would then be entitled. Such designation will be made upon forms supplied by and delivered to the Corporation and may be revoked in writing by the Participant. If a Participant fails effectively to designate a beneficiary, then his or her estate will be deemed to be the beneficiary.

11. Dilution and Other Adjustments.

In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee shall make such adjustments as it, in its absolute discretion, deems equitable in the number or kind of Common Shares or units authorized by the Plan and, with respect to outstanding Awards, in the number or kind of shares of stock or units covered by grants made under the Plan. The Committee may also make adjustments, to the extent it deems appropriate, in the Performance Threshold and/or Performance Target for any Performance Units awarded, to reflect any significant changes which may have occurred during such period in accounting practices, tax laws, or any unusual circumstances outside of management's control which significantly affected the Corporation's performance.

12. Change in Control.

Notwithstanding any other provision of this plan, in the event of a Change in Control, all Share Restrictions on all Restricted Shares previously awarded will lapse immediately, in each case from such date as will enable the Participants to obtain the same consideration available to any other shareholder. The Performance Periods applicable to all Performance Units previously awarded under the Plan will end immediately, and the Performance Units of any and all Participants shall immediately become payable in an amount determined by multiplying the amount which would have been payable, assuming the Performance Target with respect to such Performance Units had been achieved, by a fraction, the numerator of which is the number of calendar months or parts thereof between the Date of Grant and the date on which the Change of Control occurs, and the denominator of which is the total number of months in the Performance Period.

13. Withholding.

There will be deducted from each distribution of cash and/or Common Shares under the Plan the amount of any tax required by any governmental authority to be withheld.

14. Amendment of the Plan.

The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided, however, that unless also approved or ratified by a vote of the holders of a majority of the Corporation's outstanding shares entitled to vote thereon, any such modification or amendment shall not increase the maximum number of Common Shares or units which may be granted under the Plan (subject, however, to the provisions of Section 11 hereof). No modification or amendment may adversely affect the rights of a Participant under a previously granted Award.

15. Termination of the Plan.

The right to grant Awards under the Plan will terminate on December 31, 1992. The Board of Directors may, however, suspend or terminate the Plan at any time, provided that no such action will, without the consent of any Participant affected thereby, adversely affect his or her rights under a previously granted Award.

16. Employment.

Nothing in the Plan or in any Award confers upon any Participant the right to continue in the employ of the Corporation or interferes with or restricts in any way the rights of the Corporation to discharge any Participant at any time for any reason whatsoever, with or without cause.

17. Applicable Law.

The Plan will be interpreted in accordance with the laws of the State of New
York.